Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS FISCAL 2009 THIRD QUARTER RESULTS

DESPITE A DIFFICULT ECONOMY, COMPANY REPORTS

SALES IN LINE WITH EXPECTATIONS AND DILUTED EPS OF $.14

New York, NY, May 4, 2009 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $1.70 billion in net sales for its fiscal third quarter ended March 31, 2009, a 10% decrease compared with the $1.88 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales declined 2%. The Company reported net earnings, including restructuring and other special charges, for the quarter ended March 31, 2009 of $27.2 million compared with $90.1 million last year.  Diluted net earnings per common share for the quarter were $.14, compared with $.46 reported in the prior-year quarter.

The fiscal 2009 third quarter results included restructuring and other special charges of $6.2 million (pre-tax), equal to $.02 per diluted common share, associated with the Company’s previously announced restructuring initiatives. Excluding these charges, net earnings for the fiscal 2009 third quarter were $31.4 million and diluted earnings per share was $.16.  A reconciliation between GAAP and non-GAAP financial measures can be found on page 10 of this press release.

William P. Lauder, Chief Executive Officer, said, “The confluence of lower consumer spending and continuing macroeconomic conditions resulted in our third quarter performance being lower than the prior-year period. However, the strategy we announced last quarter was developed to navigate our Company through the medium- and long-term challenges and to capitalize on the opportunities we are pursuing.  Whether in good times or bad, we are properly balancing investing for growth with the goal of improving and sustaining profitability.  We expect to deploy our strategy with excellence and already have begun making progress towards achieving our goals.”

During the quarter, each of the Company’s product categories and geographic regions continued to be adversely impacted by the challenging and volatile global economic conditions.  The worldwide economic downturn has negatively affected consumer demand, resulting in weak retail sales and inventory destocking by certain key retailers.  These conditions are reflected in the Company’s sales and operating results and were foremost in the Americas and Europe, the Middle East & Africa regions.  In the Asia/Pacific region, the Company generated a strong performance, reporting double-digit sales growth in constant currency and a solid gain in operating income.  The Company believes it gained share globally in its distribution, despite the current economic climate.

Results by Product Category
	Three Months Ended March 31
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2009	2008	Basis	Currency	2009	2008	Basis

Skin Care	$709.0	$756.8	(6.3)%	1.8%	$ 61.2	$ 96.0	(36.3)%
Makeup	694.5	755.7	(8.1)	(1.3)	63.7	93.2	(31.7)
Fragrance	187.7	259.1	(27.6)	(18.1)	(45.0)	(28.2)	(59.6)
Hair Care	90.6	98.2	(7.7)	(3.7)	(3.3)	(0.8)	(100.0)+
Other	14.7	10.0	47.0	55.0	(0.1)	0.3	(100.0)+
Subtotal	1,696.5	1,879.8	(9.8)	(2.2)	76.5	160.5	(52.3)
Restructuring and other special charges	-	-			(6.2)	0.7
Total	$1,696.5	$1,879.8	(9.8)%	(2.2)%	$ 70.3	$161.2	(56.4)%

Skin Care

•

Sales in constant currency increased with double-digit growth in Asia/Pacific, reflecting that region’s focus on skin care products. On a reported basis sales decreased, reflecting the impact of foreign currency translation.

•

Several new and existing products aided net sales in the skin care category, but were partially offset by the impact of the economic downturn as noted above. The Company believes it gained global share in this category during the quarter in stores which carry its products.

•

Across each region, the recent launches of Perfectionist [CP+] Wrinkle Lifting Serum and the Time Zone line of moisturizing products by Estée Lauder, as well as Youth Surge SPF 15 Age Decelerating Moisturizer and Superdefense SPF 25 Age Defense Moisturizer from Clinique, contributed incremental sales.

•

Operating income decreased, reflecting the decline in net sales as well as a charge for the impairment of other intangible assets, the impact of a portion of a manufacturing overhead charge, and losses from foreign exchange transactions.

Makeup

•	In constant currency makeup sales increased in Asia/Pacific and Europe the Middle East & Africa, which were more than offset by declines in the Americas.
•

On a reported basis, the Company’s core brands, as well as its makeup artist brands, reported an overall global sales decline during the quarter. Core brands posted higher declines in international markets than domestically, while the makeup artist brands experienced a larger portion of their sales shortfall in the Americas. The Company believes its makeup artist brands gained share internationally within their distribution.

•

The lower makeup sales reflected declines across a broad range of products.  However, positively affecting makeup sales were products such as the reformulated Superfit Makeup and recent launch of Quick Blush from Clinique, as well as TurboLash All Effects Motion Mascara by Estée Lauder. Incremental net sales from new international points of distribution also helped offset the decline in this category.

•

Operating income decreased, primarily reflecting lower results from the Company’s core brands stemming from the lower sales.  Operating income also included the impact of a portion of a manufacturing overhead charge and losses from foreign exchange transactions.

Fragrance

•	Fragrance posted sales declines in each region. During the quarter, the Company was heavily challenged by economic pressures in this product category.
•	The largest decrease was due to lower sales of designer fragrances. Also contributing to the decline were lower sales of certain Estée Lauder and Clinique fragrances.
•	The global launch of the new DKNY Men and the recent successful launches of Sensuous by Estée Lauder, Sean John I Am King and Hilfiger Men by Tommy Hilfiger, partially offset these declines.
•	Fragrance operating loss widened, primarily reflecting the lower sales noted above, partially offset by a reduction in selling, advertising, merchandising and sampling spending.

Hair Care

•	The sales decline in hair care was primarily a result of a softer salon retail environment in the United States, which included a reduction in points of distribution.
•

Partially offsetting these declines were incremental sales of new products, such as Dry Remedy Shampoo and Conditioner from Aveda, and an increase in points of distribution outside the United States, including the acquisition of an independent distributor.

•	Hair care operating results decreased, primarily reflecting the decline in sales.

Results by Geographic Region
	Three Months Ended March 31
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2009	2008	Basis	Currency	2009	2008	Basis

The Americas	$ 804.4	$ 880.9	(8.7)%	(6.7)%	$ 13.3	$ 50.4	(73.6)%
Europe, the Middle East & Africa	583.5	701.5	(16.8)	(3.1)	28.0	77.3	(63.8)
Asia/Pacific	308.6	297.4	3.8	13.0	35.2	32.8	7.3
Subtotal	1,696.5	1,879.8	(9.8)	(2.2)	76.5	160.5	(52.3)
Restructuring and other special charges	-	-			(6.2)	0.7
Total	$1,696.5	$1,879.8	(9.8)%	(2.2)%	$ 70.3	$161.2	(56.4)%

The Americas

•

The Company’s core brands, makeup artist brands and hair care brands in the United States recorded lower net sales. Sales declines were also experienced in Canada and Latin America and reflected the adverse impact of the strengthening of the U.S. dollar. In Latin America, sales increased in constant currency.

•	The economic conditions in this region, particularly in the department store channel, have negatively impacted the Company’s businesses.
•

The weak retail environment was a direct result of lower store traffic, and prompted destocking by certain key retailers. Sales in the Company’s freestanding stores also declined, while results in other alternative channels were mixed. Sales in the Company’s internet business contributed positively.

•	Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.
•	During its fiscal 2009 third quarter, the Company gained share in the U.S. prestige department store channel.
•

Operating income in the Americas decreased. During the quarter the Company recorded manufacturing overhead costs that will not be recovered based on lower current and future planned production levels. The majority of the impact of this charge, along with a charge related to the liquidation of a retail customer, contributed to the operating income decline. The results also reflect lower sales experienced by the majority of the Company’s businesses in the region due to current economic conditions, partially offset by cost containment and contingency plan efforts.

Europe, the Middle East & Africa

•

In constant currency, the overall decline in net sales was led by the Company’s travel retail business, Spain, France and Italy. These performances reflected the worsening economic conditions, which have resulted in destocking and tighter working capital management by certain key retailers.

•	Additionally, the Company’s travel retail business continued to experience a significant slowdown in passenger traffic, as well as the impact of weaker currencies in certain key countries.
•	Double-digit constant currency sales growth was recorded in a number of countries, with the largest gains coming in the United Kingdom and Germany.
•	The Company estimates that it gained share in this region during the quarter.
•

Operating income decreased, reflecting lower results in travel retail, the United Kingdom, Italy, Spain and Russia. The decrease also included a charge for the impairment of other intangible assets. Operating income growth in France and Germany partially offset these declines.

Asia/Pacific

•

This region generated solid constant currency sales growth, with every country posting increases, except Japan. Strong double-digit growth was generated in Korea, China, Australia and Hong Kong. Sales in Japan, the Company’s largest Asian market, declined mid-single digits.

•	The Company estimates that for its fiscal 2009 third quarter it gained share in Asia within its points of distribution.

•            Operating income in the region increased, primarily reflecting improved results in Hong Kong, Taiwan and Korea.  Partially offsetting these improvements were lower results in Japan and Malaysia.

Nine-Month Results

•             For the nine months ended March 31, 2009, the Company reported net sales of $5.64 billion, a 4% decrease from $5.90 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales were essentially flat with the prior-year period.  The Company reported net earnings of $236.3 million for the nine months, compared with $353.6 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2009 was $1.19, compared with $1.80 reported in the prior-year period.

•             Results for the first nine months of fiscal 2009 included restructuring and other special charges of $6.6 million (pre-tax), equal to $.02 per diluted common share associated with the Company’s previously announced restructuring initiatives.  Excluding these charges, net earnings for the nine months ended March 31, 2009 was $240.8 million and diluted earnings per share was $1.21.  A reconciliation between GAAP and non-GAAP financial measures can be found on page 10 of this press release.

Cash Flows

•             For the nine months ended March 31, 2009, net cash flows provided by operating activities were $306.7 million, compared with $518.5 million in the prior-year period.

•            The change primarily reflects lower net earnings, a reduction in cash from certain working capital components, as well as the timing and level of income tax payments.  These changes were partially offset by a decrease in inventory, as well as lower accounts receivable balances as a result of lower sales.

•            Operating cash flow was utilized primarily for capital investments, dividends, the acquisitions of businesses and the repurchase of shares of the Company’s Class A Common Stock.

•            The Company has taken several actions to manage and preserve cash during this difficult economic climate. They include issuing $300.0 million of five-year notes, suspending the share repurchase program, and for fiscal 2009, reducing discretionary capital spending by 25%.

•            The Company’s focus on inventory management resulted in 22 fewer days of inventory at March 31, 2009, compared to the year-ago quarter.  This occurred in spite of lower sales and destocking by certain retailers worldwide.

•            The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Estimate of Fiscal 2009 Full Year

The high degree of global economic uncertainty has had a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions.  The Company’s business strategies are designed to strengthen the Company over the long-term.  The uncertainty about future market conditions, consumer spending patterns and the financial strength of some of the Company’s key retail customers, coupled with retailer destocking, will continue to negatively affect the Company’s results for the remainder of fiscal 2009.  A continuation of these conditions, which are almost without precedent, makes definitive forecasting difficult.

The Company expects the current retail trends in the Americas and Europe, the Middle East & Africa to continue for the remainder of the fiscal year.  The Company’s outlook in Asia/Pacific is cautious, reflecting the softening of certain retail environments in this region.  If there is a significant further weakening of business in the Asia/Pacific region, it will negatively impact future results.

•             Net sales are forecasted to decrease 1% to 3% in constant currency.

•             Foreign currency translation at spot rates is expected to negatively impact net sales by approximately 5% to 7% versus the prior-year period.

•             The Company projects diluted net earnings per share, before restructuring and other special charges, to be between $1.32 and $1.44.  This projection includes the expected negative impact of foreign currency translation of approximately $.21 to $.23 per share.

•             In connection with its long-term strategic plan, the Company will likely take additional restructuring and other special charges in fiscal 2009, the extent of which is continuing to be developed.  Such additional charges are not included in the Company’s earnings per share projection noted above.

•             On a product category basis, in constant currency, sales in skin care are expected to increase modestly.  Makeup and hair care are projected to decrease slightly.  Fragrance is expected to decline.

•             Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, where the Company expects sales gains in the low teens.  The Company is forecasting constant currency sales to decline mid-single digits in Europe, the Middle East & Africa and in the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2009 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include those described in this press release and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, and the following:

(1)              increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)              the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)              consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)              destocking by retailers;

(5)              the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)              shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)              social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)	the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;
(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach, Ojon and Eyes by Design.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2009	2008	Change	2009	2008	Change
Net Sales	$1,696.5	$1,879.8	(9.8)%	$5,641.0	$5,898.7	(4.4)%

Cost of sales	446.4	471.9		1,454.5	1,506.2
Gross Profit	1,250.1	1,407.9	(11.2)%	4,186.5	4,392.5	(4.7)%

Gross Margin	73.7%	74.9%		74.2%	74.5%

Operating expenses:
Selling, general and administrative	1,159.0	1,247.4		3,732.2	3,783.4
Restructuring and other special charges (A)	6.2	(0.7)		6.6	(0.5)
Other intangible asset impairments (B)	14.6	-		14.6	-
	1,179.8	1,246.7	(5.4)%	3,753.4	3,782.9	(0.8)%

Operating Expense Margin	69.6%	66.3%		66.5%	64.1%

Operating Income	70.3	161.2	(56.4)%	433.1	609.6	(29.0)%

Operating Income Margin	4.1%	8.6%		7.7%	10.4%

Interest expense, net	20.6	16.1		55.5	52.8

Earnings before Income Taxes and Minority Interest	49.7	145.1	(65.7)%	377.6	556.8	(32.2)%

Provision for income taxes	21.4	53.7		138.4	197.7
Minority interest, net of tax	(1.1)	(1.3)		(2.9)	(5.5)
Net Earnings	$ 27.2	$ 90.1	(69.8)%	$ 236.3	$ 353.6	(33.2)%

Net earnings per common share:
Basic	$ .14	$ .47	(70.3)%	$ 1.20	$ 1.83	(34.0)%
Diluted	.14	.46	(69.9)%	1.19	1.80	(33.5)%

Weighted average common shares outstanding:
Basic	196.7	193.9		196.2	193.8
Diluted	197.2	196.6		197.8	196.8

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During fiscal 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, exit unprofitable operations and outsource certain services.  For the three and nine months ended March 31, 2009, aggregate expenses of $7.0 million and $10.3 million, respectively, were recorded as restructuring and other special charges related to the Program in the summary of consolidated results.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other special charges.

During the three and nine months ended March 31, 2009, the Company recorded gains of $0.8 million and $3.7 million, respectively, related to adjustments to accruals that were recorded as other special charges in prior periods.

(B) In light of the recent decline in its stock price, the Company reviewed the impact of the aggregate change in market capitalization on the fair value of its reporting units with goodwill and such review indicated that all reporting units, except for the Darphin reporting unit, continued to have fair value in excess of carrying value.  During the third quarter of fiscal 2009, the Company concluded that the Darphin reporting unit met certain indicators triggering an interim impairment review of goodwill and trademarks.  Those indicators included a decline in recent operating activities, restructuring activities, revisions in internal forecasts and an application of the Company’s continued decline in market capitalization to this reporting unit.  The Company performed an interim impairment test for goodwill and trademarks as of March 31, 2009 on Darphin.  The Company concluded that the carrying value of the Darphin trademark exceeded its estimated fair value and as a result recognized an impairment charge of $12.3 million at the exchange rate at March 31, 2009.  After adjusting the carrying value of the trademark, the Company completed step one of the impairment analysis for goodwill and concluded that the fair value of the Darphin reporting unit was in excess of its carrying value including goodwill.

During the third quarter of fiscal 2009, the Company reviewed its other intangible assets for events or changes in circumstances that indicate the carrying amount of such assets may not be recoverable.  Pursuant to this review, the Company identified a fragrance license agreement intangible asset which was tested for impairment based upon a history of operating losses in excess of projections and revisions in internal forecasts.  The Company determined that the intangible asset was impaired and therefore recorded an asset impairment charge of $2.3 million.

As the duration and magnitude of the volatility of the current economic conditions remain uncertain, the Company will continue to monitor and evaluate the potential impact on the business and on the annual impairment testing in the fourth quarter of the current fiscal year.  Accordingly, it is possible that the Company would recognize an impairment charge in the future with respect to goodwill and/or other intangible assets.

This earnings release includes some non-GAAP financial measures relating to the restructuring and other special charges.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain summary of consolidated results accounts before and after the special charges.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

THE ESTÉE LAUDER COMPANIES INC.

RECONCILIATION OF CERTAIN SUMMARY OF CONSOLIDATED RESULTS ACCOUNTS

BEFORE AND AFTER RESTRUCTURING AND OTHER SPECIAL CHARGES

(Unaudited; Dollars in millions, except per share data)

	Three Months Ended March 31, 2009				Three Months Ended March 31, 2008
		Restructuring				Restructuring		% Change
		and				and		versus
		Special	Before			Special	Before	Prior Year
	As Reported	Charges	Charges		As Reported	Charges	Charges	Before Charges
Operating Expenses	$1,179.8	$6.2	$1,173.6		$1,246.7	$(0.7)	$1,247.4	(5	.9)%
Operating Expense Margin	69.6%		69	.2%	66.3%		66.3%

Operating Income	70.3	6.2	76.5		161.2	(0.7)	160.5	(52	.3)%
Operating Income Margin	4.1%		4	.5%	8.6%		8.5%

Provision for income taxes	21.4	2.0	23.4		53.7	(0.3)	53.4

Net Earnings	27.2	4.2	31.4		90.1	(0.4)	89.7	(65	.0)%

Diluted net earnings per common share	.14	.02	.16		.46	(.00)	.46	(65	.1)%

	Nine Months Ended March 31, 2009				Nine Months Ended March 31, 2008
		Restructuring				Restructuring		% Change
		and				and		versus
		Special	Before			Special	Before	Prior Year
	As Reported	Charges	Charges		As Reported	Charges	Charges	Before Charges
Operating Expenses	$3,753.4	$6.6	$3,746.8		$3,782.9	$(0.5)	$3,783.4	(1	.0)%
Operating Expense Margin	66.5%		66.4%		64.1%		64.1%

Operating Income	433.1	6.6	439.7		609.6	(0.5)	609.1	(27	.8)%
Operating Income Margin	7.7%		7.8%		10.4%		10.3%

Provision for income taxes	138.4	2.1	140.5		197.7	(0.2)	197.5

Net Earnings	236.3	4.5	240.8		353.6	(0.3)	353.3	(31	.8)%

Diluted net earnings per common share	1.19	.02	1.21		1.80	(.00)	1.80	(32	.2)%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Nine Months Ended
	March 31		Percent Change		March 31		Percent Change
			Reported	Local			Reported	Local
	2009	2008	Basis	Currency	2009	2008	Basis	Currency

NET SALES
By Region:
The Americas	$804.4	$880.9	(8.7)%	(6.7)%	$2,647.2	$2,808.0	(5.7)%	(4.5)%
Europe, the Middle East & Africa	583.5	701.5	(16.8)	(3.1)	1,987.3	2,185.9	(9.1)	(0.7)
Asia/Pacific	308.6	297.4	3.8	13.0	1,006.5	904.8	11.2	15.5
Total	$1,696.5	$1,879.8	(9.8)%	(2.2)%	$5,641.0	$5,898.7	(4.4)%	0.0%

By Product Category:
Skin Care	$709.0	$756.8	(6.3)%	1.8%	$2,198.2	$2,207.5	(0.4)%	4.4%
Makeup	694.5	755.7	(8.1)	(1.3)	2,165.7	2,246.1	(3.6)	0.5
Fragrance	187.7	259.1	(27.6)	(18.1)	930.5	1,092.6	(14.8)	(10.2)
Hair Care	90.6	98.2	(7.7)	(3.7)	297.9	311.2	(4.3)	(1.9)
Other	14.7	10.0	47.0	55.0	48.7	41.3	17.9	21.3
Total	$1,696.5	$1,879.8	(9.8)%	(2.2)%	$5,641.0	$5,898.7	(4.4)%	0.0%

OPERATING INCOME (LOSS)
By Region:
The Americas	$13.3	$50.4	(73.6)%		$124.2	$193.8	(35.9)%
Europe, the Middle East & Africa	28.0	77.3	(63.8)		165.2	293.3	(43.7)
Asia/Pacific	35.2	32.8	7.3		150.3	122.0	23.2
Subtotal	76.5	160.5	(52.3)		439.7	609.1	(27.8)
Restructuring and other special charges	(6.2)	0.7			(6.6)	0.5
Total	$70.3	$161.2	(56.4)%		$433.1	$609.6	(29.0)%

By Product Category:
Skin Care	$61.2	$96.0	(36.3)%		$241.6	$298.3	(19.0)%
Makeup	63.7	93.2	(31.7)		226.3	283.7	(20.2)
Fragrance	(45.0)	(28.2)	(59.6)		(37.0)	15.0	(100.0)+
Hair Care	(3.3)	(0.8)	(100.0)+		10.1	12.9	(21.7)
Other	(0.1)	0.3	(100.0)+		(1.3)	(0.8)	(62.5)
Subtotal	76.5	160.5	(52.3)		439.7	609.1	(27.8)
Restructuring and other special charges	(6.2)	0.7			(6.6)	0.5
Total	$70.3	$161.2	(56.4)%		$433.1	$609.6	(29.0)%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31	June 30	March 31
	2009	2008	2008
ASSETS
Current Assets
Cash and cash equivalents	$ 640.6	$ 401.7	$ 410.0
Accounts receivable, net	1,031.6	1,038.8	1,137.9
Inventory and promotional merchandise, net	820.3	987.2	927.9
Prepaid expenses and other current assets	403.5	359.5	336.0
Total Current Assets	2,896.0	2,787.2	2,811.8

Property, Plant and Equipment, net	1,010.1	1,043.1	991.1
Other Assets	1,212.7	1,180.9	1,249.4
Total Assets	$5,118.8	$5,011.2	$5,052.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$ 140.7	$ 118.7	$ 191.7
Accounts payable	276.4	361.7	339.0
Other current liabilities	1,025.4	1,218.8	1,235.1
Total Current Liabilities	1,442.5	1,699.2	1,765.8

Noncurrent Liabilities
Long-term debt	1,403.3	1,078.2	1,085.8
Other noncurrent liabilities and minority interest	621.7	580.6	643.3
Total Stockholders’ Equity	1,651.3	1,653.2	1,557.4
Total Liabilities and Stockholders’ Equity	$5,118.8	$5,011.2	$5,052.3

SELECT CASH FLOW DATA

(Unaudited; In millions)

Nine Months Ended

	March 31
	2009	2008
Cash Flows from Operating Activities
Net earnings	$ 236.3	$ 353.6
Depreciation and amortization	191.8	184.5
Deferred income taxes	(15.9)	(80.1)
Other items	68.0	53.0
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(113.0)	(189.9)
Decrease (increase) in inventory and promotional merchandise, net	76.6	(18.8)
Increase in other assets, net	(69.5)	(48.7)
Increase (decrease) in accounts payable and other liabilities	(67.6)	264.9
Net cash flows provided by operating activities	$ 306.7	$ 518.5

Capital expenditures	$ 215.9	$ 250.3
Payments to acquire treasury stock	62.6	93.6
Dividends paid	108.4	106.6

# # #